EXHIBIT 4.1
ARTICLES OF INCORPORATION
OF
CITIZENS & NORTHERN CORPORATION
(conformed — last amended June 8, 2004)
FIRST. The name of the Corporation is Citizens & Northern Corporation.
SECOND. The location and post office address of its registered office in this Commonwealth is 90-92 Main Street, Wellsboro, Pennsylvania 16901. [revised June 8, 2004]
THIRD. The corporation is incorporated under the provisions of the Business Corporation Law, the Act approved May 5, 1933, P.L. 364, as amended. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under such Act.
FOURTH. The term of the Corporation’s existence is perpetual.
FIFTH. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 20,000,000 shares of common stock of the par value of $1.00 each (“Common Stock”). [amended June, 2004]
SIXTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in his name on the books of the Corporation. A shareholder shall not be entitled to cumulate his votes for the election of directors.
SEVENTH. Proposals that a shareholder desires to submit at an annual or special meeting of the shareholders shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders provided, however, that if less than twenty-one (21) days notice of any meeting is given to shareholders then such proposal shall be mailed or delivered to the President of the Corporation not less than the seventh day following the day on which the notice of meeting was mailed. Any such proposal, and the purpose thereof, shall be set forth in full and shall include the name and address of the notifying shareholder and the number of shares held. Shareholder proposals not made in accordance herewith may, in the discretion of the chairman of the meeting, be disregarded.
EIGHTH. The management, control, and government of the Corporation shall be vested in a Board of Directors consisting of not less than five (5) nor more then twenty-five (25) members in number, to be fixed annually by the Board of Directors in connection with the election of directors at the Corporation’s annual meeting of shareholders. At times other than to fix the number of directors to be elected at the annual meeting, the Board may increase the size of the Board, but only by one (1) if the number of directors last elected by shareholders was fifteen (15) or less; or by up to two (2) if the number of directors last elected by shareholders was sixteen (16) or more, except that with the approval of at least 75% of the members of the entire Board of Directors a larger increase in the number of directors may be made, but in no event shall the number of directors ever exceed twenty-five (25).
NINTH. The directors of the Corporation shall be divided into three classes: Class I, Class II, and Class III. Each Class shall be as nearly equal in number as possible. The term of office of each Class shall be three (3) years, except for the initial Board of Directors whose terms shall be as follows: the term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 1988; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 1989; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 1990, so that, after the expiration of each such initial term, the terms of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election of directors by the shareholders of the Corporation held during and after 1988, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If a vacancy occurs on the Board of Directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred.
TENTH. Nomination for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to cast a vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Corporation, shall be made in writing and shall be delivered or mailed to the President of the Corporation not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election on directors provided, however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of capital stock of the Corporation that will be voted for the proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may, in the discretion of the chairman of the meeting, be disregarded and upon instructions from the chairman, the vote tellers may disregard all votes cast for each such nominee.
ELEVENTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right, upon the affirmative vote of 66-2/3% of the members of the entire Board of Directors of the Corporation acting at a meeting duly called and held for such specific purpose, to issue and to sell to any person or persons any shares of its capital stock or any option warrant or right to acquire capital stock, or any securities having conversion or option rights, without first offering such share, options, warrants, rights, or securities to any holders of any class of capital stock of the Corporation.
TWELFTH. The affirmative vote of shareholders of Common Stock entitled to cast 75% of the votes that all shareholders are entitled to cast shall be required to approve any of the following transactions:
(i)	any merger or consolidation of the Corporation with or into any other corporation;

(ii)	any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(iii)	any sale, lease, exchange, or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

(iv)	any transaction similar to, or having similar effect as, any of the foregoing transactions.
In addition, if, in any such case, as of the record date for the determination of shareholders entitled to notice of and to vote on any such transaction, such other corporation, person, or entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of the shares of Common Stock of the Corporation issued, outstanding, and entitled to vote as of such record date (the “Acquiring Entity”), then the affirmative vote of Remaining Shareholders entitled to cast 75% of the votes that all Remaining Shareholders are entitled to cast thereon shall also be required to approve any such transaction. All shareholders of the Corporation other than the Acquiring Entity (and any other shareholders “affiliated with” the Acquiring Entity as the Board of Directors of the Corporation may determine) are defined as Remaining Shareholders. An affirmative vote as provided in the foregoing provisions shall be in lieu of the vote of the shareholders otherwise required by law.
The Board of Directors of the Corporation shall have the power and duty to determine, on the basis of information known to the Board, (a) if and when a corporation, person, or entity becomes an Acquiring

Entity, (b) which shareholders of the Corporation shall be deemed Remaining Shareholders, and (c) if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this ARTICLE TWELFTH. Any such determinations shall be conclusive and binding for all purposes of these ARTICLES.
The Corporation may voluntarily liquidate and/or dissolve only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitle to cast 75% of the votes that all shareholders are entitled to cast thereon.
The provisions of this ARTICLE TWELFTH shall not apply to any transaction that is approved in advance at a meeting of the Board of Directors of the Corporation duly called and held for such specific purpose, but only in the event that such transaction is approved at such meeting by 66-2/3% of the continuing Directors, defined as follows: (i) those directors who were elected as directors prior to the time that the Acquiring Entity became a beneficial owner, directly or indirectly, of more than ten percent (10%) of the outstanding shares of Common Stock of the Corporation, and (ii) those directors elected as directors by the Remaining Shareholders or by the other Continuing Directors.
THIRTEENTH. If any person or group of persons (as those terms are defined in the Securities Exchange Act of 1934 for purposes of determining persons or groups who would be required to file a statement on Schedule 13-D pursuant to such Act with respect to the acquisition or ownership of shares of a corporation subject to such Act) becomes the beneficial owner of 30% or more of the outstanding Common Stock of the Corporation (a “Control Person”) in a transaction or series of transactions, then prompt notice that 30%of the outstanding Common Stock of the Corporation has been acquired by the Control Person shall be given by the Control Person to each shareholder of record of the Corporation. If the Control Person so requests, the Corporation shall, at the option of the Corporation and at the expense of the Control Person, either furnish a list of all such shareholders to the Control Person or mail the notice to all such shareholders.
After 30% of the outstanding Common Stock of the Corporation has been acquired by the Control Person, any holder of Common Stock of the Corporation may, prior to or within a reasonable time after the notice required above is given, which time period may be specified in the notice, make written demand on the Control Person for payment of the amount provided below with respect to the Common Stock of the Corporation held by the shareholder, and the Control Person shall agree to pay that amount to the shareholder upon surrender of the share certificate or certificates representing such shares. The demand of the shareholder shall state the number, of shares of Common Stock owned by him with respect to which the demand is made. Nothing contained in this section shall preclude a Control Person subject to this section from offering, whether in such notice or otherwise, to purchase Common Stock of the Corporation at a price other than that provided below, and nothing contained in this section shall preclude any shareholder from agreeing to sell his Common Stock at that or any other price to any person.
A shareholder making written demand as set forth above shall be entitled to receive cash for each of his shares of Common Stock in an amount equal to the fair value of each such share of Common Stock as of the day prior to the date on which the Control Person acquires 30% of the Corporation’s outstanding Common Stock, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the Corporation. Either the Control Person or the shareholder may proceed under subsections F through I of section 515 of the Pennsylvania Business Corporation Law for a determination of the fair value of such shares. The date of notice of the acquisition of 30% of the Corporation’s outstanding Common Stock, or if no notice is give, the date of written demand made by the shareholder, shall be deemed to be the effective date of the plan, the shareholders who make written demand shall be deemed to be the dissenting shareholder, and the Control Person shall be deemed to be the Corporation for purposes of those subsections.
Notwithstanding the foregoing, the provisions of this ARTICLE THIRTEENTH shall not apply if 66-2/3% or more of the members of the entire Board of Directors of the Corporation approve in advance the acquisition of beneficial ownership by such Control Person of 30% of the Corporation’s outstanding Common Stock.

FOURTEENTH. No action required to be taken or that may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least 50% of the votes that all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.
FIFTEENTH. The authority to make, amend, alter, change, or repeal the By-laws of the Corporation is hereby expressly and solely granted to and vested in the Board of Directors of the Corporation, subject always to the power of the shareholders to make, amend, alter, change, or repeal the By-laws of the Corporation by the affirmative vote of shareholders of Common Stock of the Corporation entitled to cast 75% of the votes that all shareholders are entitled to cast thereon; except that the By-laws may not be amended to increase the directors’ exposure to liability or decrease the indemnification available for directors, officers and others except by the affirmative vote of 75% of the entire Board of Directors or by the affirmative vote of shareholders of Common Stock of the Corporation entitled to cast 75% of the votes that all shareholders are entitled to cast thereon.
SIXTEENTH. The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction in the depositors, employees, suppliers, customers, and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.
SEVENTEENTH. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation provided, however, that the provisions set forth in this ARTICLE SEVENTEENTH and in ARTICLES EIGHTH, NINTH, TWELFTH, THIRTEENTH, FOURTEENTH, FIFTEENTH, and SIXTEENTH of these Articles of Incorporation may not be repealed, altered, or amended, in any respect whatsoever, unless such repeal, alteration, or amendment is approved by either:
(a)	the affirmative vote of shareholders of Common Stock entitled to cast 75% of the votes entitled to be cast thereon and 75% of the votes entitled to be cast by the Remaining Shareholders (as defined in ARTICLE TWELFTH),

OR

(b)	the affirmative vote of 66-2/3% of the members of the Board of Directors of the Corporation who are Continuing Directors (as defined in ARTICLE TWELFTH) and the affirmative vote of shareholders of Common Stock entitled to cast a majority of the votes that all shareholders are entitled to cast thereon.
EIGHTEENTH. The Incorporator of the Corporation is William K. Francis, whose post office address is 56 Pearl Street, Wellsboro, Pennsylvania 16901, and who has subscribed to one (1) share of the Common Stock of the Corporation.

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